Frankly Inc.

Frankly Co.

Frankly Media LLC

27-10 Queens Plaza North, Suite 502

Long Island City, NY 11101

October 15, 2018

Mr. Pat LaPlatney

Raycom Media, Inc.

201 Monroe Street

RSA Tower, 20th Floor

Montgomery, AL 36104

Re: Amendment of Credit, Website and Share Purchase Agreements

Dear Pat,

Reference is made to the Amended and Restated Credit Agreement between Raycom Media, Inc. (“Raycom”) and Frankly Inc., Frankly Media LLC and Frankly Co. (collectively, “Frankly”) dated May 7, 2018 (the “ARCA”); the Website Software and Services Agreement between Raycom and Frankly Media LLC (“Frankly Media”) dated October 1, 2011 (as previously amended, the “Website Agreement”) and the Securities Purchase Agreement Between Raycom and Frankly dated June 26, 2017 (as previously amended, the “SPA”) . When signed below, the ARCA, Website Agreement and SPA will be amended as follows:

1.	Amended and Restated Credit Agreement:

a.	Reduction of Debt Balance - The outstanding balance of Frankly’s debt under the ARCA due to Raycom as of September 30, 2018 is approximately $21,500,000 in principal plus accrued interest (“Loan Balance”). Raycom agrees to reduce the Raycom Loan Balance to $10,000,000 (“New Loan Balance”) as of October 1, 2018. For clarity, interest under the ARCA will begin to accrue on the New Loan Balance as of October 1, 2018.

b.	Revision of Interest Rate and Maturity Date: Commencing as of October 1, 2018, interest under Section 3.1 of the ARCA will accrue on the New Loan Balance at the annual rate of ten percent (10%), in lieu of any LIBOR rate and will be payable, along with the then current New Loan Balance, in a lump sum on the Maturity Date (as defined in Section 1.1.89 of the ARCA). The Maturity Date is hereby revised to September 30, 2021. In the event that any of the Frankly entities become the subject of an Acquisition (as defined in Section 1.1.3 of the ARCA), the Maturity Date will be accelerated to the closing date of such Acquisition transaction, provided that the merger of Frankly Co. into Frankly Media or Frankly Inc. or the sale or transfer of Frankly Co.’s assets and/or liabilities to Frankly Inc. or Frankly Media will not be deemed an Acquisition under the ARCA.

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c.	Loan & Security Interest Subordination: Frankly’s repayment of the New Loan Balance will be subordinate to, and the Security Interests granted by Frankly under the Security Documents will be subordinate to, and inferior in priority to the debt incurred by Franky (and security interests and/or liens granted by Frankly in connection with such debt) in acquiring assets from [redacted] and/or its affiliated entities, provided that the amount of such subordination shall be capped at six million dollars (US$6,000,000) including all interest accrued thereon. If requested, Raycom will execute all documents commercially reasonably necessary to effect such subordination on behalf of Raycom

d.	Remaining Obligations. Commencing on October 1, 2018, the following provisions of the ARCA will be no longer be operative: Section 4.3; Section 6.2; Section 8.1.5; and Article 9, except Sections 9.1.1.1, 9.1.1.2, 9.1.2, 9.1.3, 9.1.4, 9.1.5, 9.1.6, 9.1.7, 9.1.10 (excluding 9.1.10.3 & 9.1.10.6), 9.1.11, 9.1.12, 9.1.13, 9.1.14, 9.1.15.1, 9.1.17 and 9.3; and Sections 10.1.16 and 10.1.18.

e.	Cordillera – Frankly’s debt to Cordillera Communications under the ARCA has been extinguished and Cordillera Communications’ participation in the ARCA terminated as of October 1, 2018

2.	Website Software and Services Agreement:

a.	Amounts Owed by Frankly: As of September 30, 2018, Franky owes Raycom approximately two million one hundred seventy thousand dollars (US$2,170,000) under the Website Agreement, broken down as follows:

(i)	Deferred Revenue – approximately $1,700,000 of remaining unearned balance of previous advances from Raycom of license fees

(ii)	License Fees Discount – approximately $470,000 of previous discounts to Raycom’s license fees that have not yet been applied, and

b.	National Advertising – in addition, there is approximately $330,000 of national advertising revenue share payments, which will be repaid by Frankly on the Maturity Date of the ARCA.

c.	Termination of Website Agreement Debt: Raycom has exercised its right to terminate the Website Agreement, with such termination to be effective as of December 31, 2018. The Deferred Revenue balance under the Website Agreement described above will continue to be reduced by monthly billings to Raycom under the Website Agreement through its December 31, 2018 termination date. The amounts owed by Frankly under the Website Agreements referenced above for unapplied License Fees Discounts and Deferred Revenue will be terminated on December 31, 2018.

3.	Share Purchase Agreement - Section 4.2 of the SPA is hereby terminated as of the date hereof.

4.	Release:

a.	Frankly releases Raycom, and its successors and assigns, and their subsidiaries and affiliates, and the owners, directors, employees and agents of each of them (collectively, the “Raycom Releasees”) from and against any and all claims and/or actions of any and every kind or character, in law or equity, known or unknown, disclosed or undisclosed, that Frankly and/or its successors and/or assigns, and/or their subsidiaries and/or affiliates, and/or the owners, directors, employees and/or agents of each of them, have and/or may have against the Raycom Releasees or any of them, up and through the date of this amendment; provided that the release herein shall not extend to any of Raycom’s indemnification obligations under the Website Agreement.

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b.	Each party waives any rights under California Civil Code 1542, which section reads as follows: A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Except as amended herein, the ARCA, Website Agreement and SPA will continue in full force and effect. If the foregoing is acceptable, please return a signed copy of this Amendment to us at your earliest convenience.

Franky Inc.
Frankly Media LLC
Frankly Co.

By:	/s/ Lou Schwartz
Lou Schwartz
CEO

Accepted and Agreed:

Raycom Media, Inc.

By:	/s/ Joe Fiveash
Name:	Joe Fiveash
Title:	EVP

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